Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File Number 333-109020) and in the related prospectus, of our report, dated June 29, 2009, relating to the financial statements of First Reliance Bank Employee Stock Ownership Plan (the “Plan”) appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2008.

/s/ Elliot Davis, LLC
Columbia, South Carolina
June 29, 2009